Exhibit 10.4


                                                          8000 TOWER POINT DRIVE
                                                             CHARLOTTE, NC 28227
                                                                    704-321-7380

[METROMEDIA INTERNATIONAL GROUP, INC. LOGO]


October 1, 2006

[INSERT  NAME OF DIRECTOR]

Dear___________

     The Board of Directors of the Company (the "Board") has determined to provide you, as a member of the Board, an incentive bonus in connection with a sale of the Company, or all or substantially all of its assets, as an additional incentive for your efforts to consummate such a sale and realize value for the Company's stockholders. Therefore, the Company agrees that, if a definitive agreement to consummate the sale by the Company of all or substantially all of its assets, including the sale pursuant to the letter of intent to which the Company is a party as of the date of this letter, is entered into by January 31, 2007, such sale is subsequently consummated and the holders of shares of preferred stock, par value $1.00 per share, of the Company ("Preferred Stock") have received an amount equal to $68.00 per share of Preferred Stock, the Company shall pay you a bonus equal to $100,000, in a single lump sum cash payment as soon as reasonably practicable following the date of the last payment to the holders of Preferred Stock that results in such holders receiving at least $68.00 per share (the "Payment Date"), subject to your continued provision of services to the Company as a member of the Board through the date of execution of the definitive agreement.

     The terms of this letter shall be governed by the laws of the State of New York, without reference to the principles of conflict of laws that would cause the laws of any other jurisdiction to apply. Your rights to the payment of the bonus hereunder may not be assigned, transferred, pledged or otherwise alienated, other than by will or the laws of descent and distribution.

     Sincerely,


     /S/ Harold F. Pyle III
     ----------------------

     Harold F. Pyle III
     Chief Financial Officer

Accepted and Agreed to:


By: /S/ Board of Director Member
    ----------------------------